Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus constituting a part of this Shell Company Report on Form 20-F of our report dated March 28, 2023, (which includes an explanatory paragraph relating to Jaguar Global Growth Corporation I’s ability to continue as a going concern) relating to the financial statements of Jaguar Global Growth Corporation I, which is incorporated by reference. We also consent to the reference to us under the caption “Experts” in the Shell Company Report.

/s/ WithumSmith+Brown, PC

New York, New York

November 21, 2023